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                                                                    EXHIBIT 99.3

                                DOCUMENTUM, INC.

                     1996 NON-OFFICER EQUITY INCENTIVE PLAN

                      ADOPTED BY BOARD ON OCTOBER 16, 1996

                                  AS AMENDED ON
                                  MARCH 6, 1997
                                DECEMBER 17,1997
                                 JANUARY 7, 1998
                                FEBRUARY 5, 1998
                                  JULY 10, 1998
                                 AUGUST 6, 1998
                                FEBRUARY 3, 1999
                                 APRIL 14, 1999
                                FEBRUARY 9, 2000


1.   PURPOSES.

     (A) The purpose of the 1996 Non-Officer Equity Incentive (The "NSO Plan") is to provide a means by which selected Employees of and Consultants to the Company, and its Affiliates, may be given an opportunity to benefit from increases in value of the stock of the Company through the granting of (i) Nonstatutory Stock Options, (ii) stock bonuses, and (iii) rights to purchase restricted stock, all as defined below.

     (B) The Company, by means of the NSO Plan, seeks to retain the services of persons (other than Directors and Employees serving as Officers of the Company or its Affiliates) who are now Employees of or Consultants to the Company or its Affiliates, to secure and retain the services of new Employees and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

     (C) The Company intends that the Stock Awards issued under the NSO Plan shall, in the discretion of the Board or any Committee to which responsibility for administration of the NSO Plan has been delegated pursuant to subsection 3(c), be either (i) Nonstatutory Stock Options granted pursuant to Section 6 hereof, or (ii) stock bonuses or rights to purchase restricted stock granted pursuant to Section 7 hereof.

2.   DEFINITIONS.

     (A) "AFFILIATE" means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

     (B) "BOARD" means the Board of Directors of the Company.

     (C) "CODE" means the Internal Revenue Code of 1986, as amended.

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     (D) "COMMITTEE" means a Committee appointed by the Board in accordance with subsection 3(c) of the NSO Plan.

     (E) "COMPANY" means Documentum, Inc., a Delaware corporation.

     (F) "CONSULTANT" means any person, including an advisor, engaged by the Company or an Affiliate to render consulting services and who is compensated for such services, provided that the term "Consultant" shall not include those persons who render services as a Director.

     (G) "CONTINUOUS STATUS AS AN EMPLOYEE OR CONSULTANT" means that the service of an individual to the Company, whether as an Employee or Consultant, is not interrupted or terminated. The Board, in its sole discretion, may determine whether Continuous Status as an Employee or Consultant shall be considered interrupted in the case of: (i) any leave of absence approved by the Board, including sick leave, military leave, or any other personal leave; or
(ii) transfers between locations of the Company or between the Company, Affiliates or their successors.

     (H) "DIRECTOR" means a member of the Board.

     (I) "DISABILITY" means permanent and total disability as defined in
Section 22(e)(3) of the Code.

     (J) "EMPLOYEE" means any person employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

     (K) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     (L) "FAIR MARKET VALUE" means, as of any date, the value of the common stock of the Company, determined as follows:

          (1) If the common stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of common stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Company's common stock) on the date of determination, and if the date of determination was not a maket trading day, then on the last market trading day prior to the date of determination, as reported in THE WALL STREET JOURNAL or such other source as the Board deems reliable.

          (2) In the absence of such markets for the common stock, the Fair Market Value shall be determined in good faith by the Board.

     (M) "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an incentive stock option pursuant to Section 422 of the Code and the regulations promulgated thereunder.

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     (N) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     (O) "OPTION" means a stock option granted pursuant to the NSO Plan.

     (P) "OPTION AGREEMENT" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the NSO Plan.

     (Q) "OPTIONEE" means an Employee or Consultant who holds an outstanding Option.

     (R) "NSO PLAN" means this 1996 Non-Officer Equity Incentive Plan.

     (S) "STOCK AWARD" means any right granted under the NSO Plan, including any Option, any stock bonus and any right to purchase restricted stock.

     (T) "STOCK AWARD AGREEMENT" means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the NSO Plan.

3.   ADMINISTRATION.

     (A) The NSO Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

     (B) The Board shall have the power, subject to, and within the limitations of, the express provisions of the NSO Plan:

         (1) To determine from time to time which of the persons eligible under the NSO Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; whether a Stock Award will be a Nonstatutory Stock Option, a stock bonus, a right to purchase restricted stock, or a combination of the foregoing; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to a Stock Award; and the number of shares with respect to which a Stock Award shall be granted to each such person.

         (2) To construe and interpret the NSO Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the NSO Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the NSO Plan fully effective.

         (3) To amend the NSO Plan or a Stock Award as provided in Section 12.

                                       3.
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         (4) Generally, to exercise such powers and to perform such acts as the
Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the NSO Plan.

     (C) The Board may delegate administration of the NSO Plan to a committee composed of one or more members of the Board (the "Committee"). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the NSO Plan, the powers theretofore possessed by the Board (and references in this NSO Plan to the Board shall thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the NSO Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the NSO Plan.

4.   SHARES SUBJECT TO THE NSO PLAN.

     (A) Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the number of shares of stock that may be issued pursuant to Stock Awards shall not exceed in the, aggregate five million two hundred eight-five thousand (5,285,000) shares of the Company's common stock. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not acquired under such Stock Award shall revert to and again become available for issuance under the NSO PLAN.

     (B) The stock subject to the NSO PLAN may be unissued shares or reacquired shares, bought on the market or otherwise.

5.   ELIGIBILITY.

     Stock Awards may be granted only to Employees or Consultants who are not (i) Officers, (ii) Directors, or (iii) then subject to Section 16 of the Exchange Act.

6.   OPTION PROVISIONS.

     Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

     (A) TERM. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

     (B) PRICE. The exercise price of each Nonstatutory Stock Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted.

     (C) CONSIDERATION. The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised, or (ii) at the discretion of the Board or the Committee, at the time of



                                       4.
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the grant of the Option, (A) by delivery to the Company of other common stock of the Company, (B) according to a deferred payment arrangement, except that payment of the common stock's "par value" (as defined in the Delaware General Corporation Law) shall not be made by deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other common stock of the Company) with the person to whom the Option is granted or to whom the Option is transferred pursuant to subsection 6(d), or (C) in any other form of legal consideration that may be acceptable to the Board.

    In the case of any deferred payment arrangement, interest shall be payable at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

     (D) (A) TRANSFERABILITY. An Option shall not be transferable except by will or by the laws of descent and distribution (and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person) unless the applicable Option Agreement expressly provides for other transferability. Notwithstanding the foregoing, the person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

     (E) VESTING. The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

     (F) TERMINATION OF EMPLOYMENT OR CONSULTING RELATIONSHIP. In the event an Optionee's Continuous Status as an Employee or Consultant terminates (other than upon the Optionee's death or disability), the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionee's Continuous Status as an Employee or Consultant (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to the NSO PLAN. If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the NSO PLAN.

     An Optionee's Option Agreement may also provide that if the exercise of the Option

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following the termination of the Optionee's Continuous Status as an Employee or
Consultant (other than upon the Optionee's death or disability) would result in liability under Section 16(b) of the Exchange Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement, or (ii) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act. Finally, an Optionee's Option Agreement may also provide that if the exercise of the Option following the termination of the Optionee's Continuous Status as an Employee or Consultant (other than upon the Optionee's death or disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the first paragraph of this subsection 6(f), or (ii) the expiration of a period of three (3) months after the termination of the Optionee's Continuous Status as an Employee or Consultant during which the exercise of the Option would not be in violation of such registration requirements.

     (G) DISABILITY OF OPTIONEE. In the event an Optionee's Continuous Status as an Employee or Consultant terminates as a result of the Optionee's Disability, the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of (i) the date six (6) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the NSO PLAN. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the NSO PLAN.

     (H) DEATH OF OPTIONEE. In the event of the death of an Optionee during, or within a period specified in the Option Agreement after the termination of, the Optionee's Continuous Status as an Employee or Consultant, the Option may be exercised (to the extent the Optionee was entitled to exercise the Option as of the date of death) by the Optionee's estate, by a person who acquired the right to exercise the Option by bequest or inheritance, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or
(ii) the expiration of the term of such Option as set forth in the Option Agreement. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the NSO PLAN. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the NSO PLAN.

7.   TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK.

     Each stock bonus or restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate. The terms and conditions of stock bonus or restricted stock purchase agreements may change from time

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to time, and the terms and conditions of separate agreements need not be identical, but each stock bonus or restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions as appropriate:

     (A) PURCHASE PRICE. The purchase price under each restricted stock purchase agreement shall be such amount as the Board or Committee shall determine and designate in such agreement, but in no event shall the purchase price be less than eighty-five percent (85%) of the stock's Fair Market Value on the date such award is made. Notwithstanding the foregoing, the Board or the Committee may determine that eligible participants in the NSO Plan may be awarded stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

     (B) TRANSFERABILITY. No rights under a stock bonus or restricted stock purchase agreement shall be transferable except by will or the laws of descent and distribution, unless the applicable Stock Award Agreement expressly provides for other transferability.

     (C) CONSIDERATION. The purchase price of stock acquired pursuant to a stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board or the Committee, according to a deferred payment or other arrangement, except that payment of the common stock's "par value" (as defined in the Delaware General Corporation Law) shall not be made by deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other common stock of the Company) with the person to whom the stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board or the Committee in its discretion. Notwithstanding the foregoing, the Board or the Committee to which administration of the NSO PLAN has been delegated may award stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

     (D) VESTING. Shares of stock sold or awarded under the NSO PLAN may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board or the Committee.

     (E) TERMINATION OF EMPLOYMENT OR CONSULTING RELATIONSHIP. In the event a Participant's Continuous Status as an Employee or Consultant terminates, the Company may repurchase or otherwise reacquire, subject to the limitations described in subsection 7(d), any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

8.   COVENANTS OF THE COMPANY.

     (A) During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of stock required to satisfy such Stock Awards.

     (B) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the NSO PLAN such authority as may be required to issue and sell shares

                                       7.
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of stock upon exercise of the Stock Award; provided, however, that this undertaking shall not require the Company to register under the Securities Act of 1933, as amended (the "Securities Act") either the NSO PLAN, any Stock Award or any stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the NSO PLAN, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.   USE OF PROCEEDS FROM STOCK.

     Proceeds from the sale of stock pursuant to Stock Awards shall constitute general funds of the Company.

10.  MISCELLANEOUS.

     (A) The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest pursuant to subsection 6(e) or 7(d), notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

     (B) Neither an Employee or Consultant, nor any person to whom a Stock Award is transferred under subsection 6(d) or 7(b) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Stock Award unless and until such person has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

     (C) Nothing in the NSO PLAN or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Employee, Consultant or other holder of Stock Awards any right to continue in the employ of the Company or any Affiliate (or to continue acting as a Consultant) or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee with or without cause, or to terminate the relationship of any Consultant in accordance with the terms of that Consultant's agreement with the Company or Affiliate to which such Consultant is providing services.

     (D) SECURITIES LAW COMPLIANCE. The Company may require any person to whom a Stock Award is granted, or any person to whom a Stock Award is transferred pursuant to subsection 6(d) or 7(b), as a condition of exercising or acquiring stock under any Stock Award, (1) to give written assurances satisfactory to the Company as to such person's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Stock Award for such person's own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Stock Award has been registered under a then currently effective

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registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may require the holder of the Stock Award to provide such other representations, written assurances or information which the Company shall determine is necessary, desirable or appropriate to comply with applicable securities and other laws as a condition of granting a Stock Award to such person or permitting the holder of the Stock Award to exercise the Stock Award. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the NSO PLAN as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

     (E) WITHHOLDING. To the extent provided by the terms of a Stock Award Agreement, the person to whom a Stock Award is granted may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under a Stock Award by any of the following means or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the common stock otherwise issuable to the participant as a result of the exercise or acquisition of stock under the Stock Award; or (3) delivering to the Company owned and unencumbered shares of the common stock of the Company.

11.  ADJUSTMENTS UPON CHANGES IN STOCK.

     (A) If any change is made in the stock subject to the NSO PLAN, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the NSO PLAN will be appropriately adjusted in the class(es) and the maximum number of shares subject to the NSO PLAN pursuant to subsection 4(a), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding Stock Awards. Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company.")

     (B) In the event of: (1) a dissolution, liquidation or sale of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then to the extent permitted by applicable law: (i) any surviving corporation or an Affiliate of such surviving corporation shall assume any Stock Awards outstanding under the NSO PLAN or shall substitute similar Stock Awards for those outstanding under the NSO PLAN, or (ii) such Stock Awards shall continue in full force and effect. In the event any surviving corporation and its Affiliates refuse to assume or continue such Stock Awards, or to substitute similar Stock Awards for those outstanding under the NSO PLAN, then, with respect to Stock

                                       9.
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Awards held by persons then performing services as Employees or Consultants, the time during which such Stock Awards may be exercised shall be accelerated and the Stock Awards terminated if not exercised prior to such event.

12.  AMENDMENT OF THE NSO PLAN AND STOCK AWARDS.

     (A) The Board at any time, and from time to time, may amend the NSO PLAN.

     (B) The Board, in its sole discretion, may submit the NSO PLAN and/or any amendment to the NSO PLAN for stockholder approval.

     (C) It is expressly contemplated that the Board may amend the NSO PLAN in any respect the Board deems necessary or advisable to provide those eligible with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder.

     (D) Rights and obligations under any Stock Award granted before amendment of the NSO PLAN shall not be impaired by any amendment of the NSO PLAN unless
(i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

     (E) The Board at any time, and from time to time, may amend the terms of any one or more Stock Award; provided, however, that the rights and obligations under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

13.  TERMINATION OR SUSPENSION OF THE NSO PLAN.

     (A) The Board may suspend or terminate the NSO PLAN at any time. Unless sooner terminated, the NSO PLAN shall terminate on October 15, 2006, which shall be within ten (10) years from the date the NSO PLAN is adopted by the Board. No Stock Awards may be granted under the NSO PLAN while the NSO PLAN is suspended or after it is terminated.

     (B) Rights and obligations under any Stock Award granted while the NSO PLAN is in effect shall not be impaired by suspension or termination of the NSO PLAN, except with the written consent of the person to whom the Stock Award was granted.

14.  EFFECTIVE DATE OF NSO PLAN.

     The NSO PLAN shall become effective on October 16, 1996.

                                       10.